SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           ________________________

Check the appropriate box:
--------------------------

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                           ________________________

                           ALEXANDER & BALDWIN, INC.
               -------------------------------------------------
                (Name of Registrant as Specified in its Charter)


               -------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)
                           ________________________

Payment of Filing Fee (Check the appropriate box):
--------------------------------------------------


[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
                           ________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
    (2)   Form, Schedule or Registration Statement No.:
    (3)   Filing Party:
    (4)   Date Filed:

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                                                                 March 11, 2002

To the Shareholders of Alexander & Baldwin, Inc.:

      The 2002 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on THURSDAY, APRIL 25, 2002 AT 8:30 A.M. You are invited to attend the meeting, and we hope you will be able to do so. At the meeting, we will have the opportunity to discuss the Company's financial performance during 2001, and our future plans and expectations.

      WHETHER OR NOT YOU NOW PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. Alternatively, A&B shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate your vote and to confirm that your voting instructions are followed. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are set forth in the enclosed proxy.

      Regardless of the size of your holding, it is important that your shares be represented. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

                                    Sincerely,

                                    /s/ W. Allen Doane

                                    W. ALLEN DOANE
                                    President and Chief Executive Officer

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Notice is hereby given that the Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B") will be held in the Plaza Meeting Room on the ground floor of Amfac Center, 745 Fort Street, Honolulu, Hawaii, on Thursday, April 25, 2002, at 8:30 a.m., Honolulu time, for the following purposes:

     1. To elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2.   To elect auditors for the ensuing year;

     3. To approve an amendment to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan to authorize for issuance an additional 1,900,000 shares of A&B common stock; and

     4. To transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.


     The Board of Directors has fixed the close of business on February 14, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE VIA THE INTERNET OR BY TELEPHONE.

                                    By Order of the Board of Directors

                                     /s/ Alyson J.  Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 11, 2002

                           ALEXANDER & BALDWIN, INC.
                   822 BISHOP STREET, HONOLULU, HAWAII 96813



                                PROXY STATEMENT


GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Baldwin, Inc. ("A&B") for use at the Annual Meeting of Shareholders to be held on April 25, 2002 and at any adjournment or postponement thereof (the "Annual Meeting"). Shareholders may submit their proxies either by signing, dating and returning the enclosed proxy, or via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy. A proxy may be revoked at any time prior to its exercise by a written revocation bearing a later date than the proxy and filed with the Secretary of A&B, by submission of a later-dated proxy or subsequent Internet or telephonic proxy, or by voting in person at the Annual Meeting.

      Only shareholders of record at the close of business on February 14, 2002 are entitled to notice of and to vote at the Annual Meeting. On that date, A&B had outstanding 40,606,808 shares of common stock without par value, each of which is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, will be necessary for the election of directors, the election of auditors, and the approval of the amendment to the A&B 1998 Stock Option/Stock Incentive Plan ("1998 Plan"). Abstentions and broker non-votes will be included for purposes of determining a quorum at the Annual Meeting. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors, and abstentions and broker non-votes will have the same effect as a vote against the election of auditors and against the approval of the amendment to the 1998 Plan.

      Following the original mailing of proxy soliciting material, officers, employees and directors of A&B and its subsidiaries may, without additional compensation, solicit proxies by appropriate means, including by mail, telephone, telecopy and personal interview. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of A&B's common stock to forward proxy soliciting material to the beneficial owners of such stock, and A&B will reimburse such record holders for their reasonable expenses. A&B has retained the firm of Morrow & Co., Inc. to assist in the solicitation of proxies, at a cost of $9,500 plus reasonable out-of-pocket expenses.

      This Proxy Statement and the enclosed proxy are being mailed to shareholders, and are being made available on the Internet at www.alexanderbaldwin.com, on or about March 11, 2002.


ELECTION OF DIRECTORS

      Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors.

      NOMINEES. The nominees of the Board of Directors are the ten persons named below, all of whom are currently members of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board of Directors may nominate.

      The following table sets forth the name, age and principal occupation of each person nominated by the A&B Board, their positions with A&B and business experience during at least the last five years, and the year each first was elected or appointed a director.



                    PRINCIPAL OCCUPATION, INFORMATION AS TO
                    OTHER POSITIONS WITH A&B, AND OTHER                DIRECTOR
   NAME             DIRECTORSHIPS                                AGE    SINCE
   ----             ------------------------------------------   ---   --------

Michael J. Chun     President and Headmaster, The Kamehameha      58     1990
                    Schools, Honolulu, Hawaii (educational
                    institution) since June 1988; Director
                    of Bank of Hawaii.

Leo E. Denlea, Jr.  Retired Chairman of the Board and Chief       70     1987
                    Executive Officer, Farmers Group, Inc.,
                    Los Angeles, California (insurance)
                    (September 1986 - March 1997).

W. Allen Doane      President and Chief Executive Officer of      54     1998
                    A&B since October 1998; Vice Chairman of the Board of A&B's subsidiary, Matson
                    Navigation Company, Inc. ("Matson"), since
                    December 1998; Executive Vice President of
                    A&B from August 1998 to October 1998;
                    Chief Executive Officer of A&B's
                    subsidiary, A&B-Hawaii, Inc. ("ABHI"),
                    from January 1997 to December 1999, when
                    ABHI was merged into A&B; President of
                    ABHI from April 1995 to December 1999;
                    Director of First Hawaiian Bank.

Walter A. Dods,     Chairman of the Board and Chief Executive     60     1989
Jr.                 Officer of BancWest Corporation and its
                    subsidiary, First Hawaiian Bank, Honolulu,
                    Hawaii (banking) since September 1989;
                    Director of BancWest Corporation, First
                    Hawaiian Bank, and Bank of the West.

Charles G. King     President, King Windward Nissan, Kaneohe,     56     1989
                    Oahu, Hawaii (automobile dealership) since
                    February 1999; President, King Auto
                    Center, Lihue, Kauai, Hawaii (automobile dealership) since October 1995.

Carson R.           Managing Director, The Corporate              69     1971
McKissick           Development Company, Los Angeles,
                    California (financial advisory services) since July 1991.

C. Bradley          Executive Vice President of A&B since         60     1991
Mulholland          August 1998; Chief Executive Officer of
                    Matson since April 1992; President of
                    Matson since May 1990; prior to April
                    1992 held various other executive officer positions with Matson.

Lynn M. Sedway      President, Sedway Group, (a CB Richard        60     1998
                    Ellis company since 1999),
                    San Francisco, California (real estate
                    consulting services) since
                    April 1978; Director of AMB Property
                    Corporation.

Maryanna G. Shaw    Private investor.                             63     1980

Charles M.          Managing Director, Trust Company of the       69     1972
Stockholm           West, San Francisco, California
                    (investment management services) since
                    June 1986; Chairman of the Boards of A&B and Matson since August 1999; Chairman of the Board of ABHI from August 1999 to December 1999, when ABHI was merged into A&B.

      The Bylaws of A&B provide that no person (other than a person nominated by or on behalf of the Board) will be eligible to be elected a director at an annual meeting of shareholders unless a written notice that the person's name be placed in nomination is received by the Chairman of the Board, the President, or the Secretary of A&B not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting.
If the annual meeting is not called for a date which is within 30 days of the anniversary date of the preceding annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must set forth specified information about each nominee and the shareholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

      BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD. The Board of Directors held ten meetings during 2001. All directors were present for 75 percent or more of the total number of meetings of the Board of Directors and Committees of the Board on which they serve. The Board of Directors has an Audit Committee and a Compensation and Stock Option Committee. A&B has no nominating committee; the full Board of Directors performs that function.

      The current members of the Audit Committee, which held four meetings during 2001, are Mr. McKissick, Chairman, Ms. Sedway, Ms. Shaw, and Mr. Dods. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which was attached as an appendix to A&B's 2001 Proxy Statement, and are summarized in the Audit Committee Report which appears in this Proxy Statement.

      The current members of the Compensation and Stock Option Committee, which held seven meetings during 2001, are Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm. The Compensation and Stock Option Committee has general responsibility for management and other salaried employee compensation, including incentive compensation and stock option plans.

      COMPENSATION OF DIRECTORS. During 2001, directors who were not employees of A&B (outside directors) received an annual cash retainer of $18,000 and an additional $3,500 if also serving as Chairperson of a Board committee. Also during 2001, outside directors received an attendance fee of $1,000 per Board meeting and, in addition, attendance fees of $800 and $700 per committee meeting if also serving as chairpersons and members, respectively, of Board committees. Pursuant to an agreement with A&B, Mr. Stockholm, who, since August 26, 1999 has served as non-executive Chairman of the Board, receives an additional annual retainer of $150,000 in such capacity. In 2002, Mr. Stockholm also received a discretionary cash bonus in the amount of $50,000 for services rendered in 2001. All directors of A&B served as directors of A&B's Matson subsidiary and, in such capacities, outside directors received attendance fees of $1,000 per Matson Board meeting. Outside directors may defer up to 100 percent of their annual cash retainer and meeting fees until retirement or until such earlier date as they may select. No directors have deferred such fees. In addition to the annual cash retainer and meeting fees, each individual who served as an outside director during 2001 received an annual stock retainer of 300 shares of A&B common stock. Directors who are employees of A&B do not receive compensation for serving as directors.

      Under A&B's 1998 Non-Employee Director Stock Option Plan, a non-qualified stock option to purchase 3,000 shares of A&B common stock automatically is granted at each Annual Meeting of Shareholders to each individual who is, at such meeting, elected or re-elected as an outside director of A&B. The option price per share is the fair market value of A&B common stock on the grant date, and the option expires 10 years from the date of grant, or earlier if the optionee ceases to be a director. Options become exercisable in three annual installments of 1,000 shares each, beginning one year after the grant date. At the 2001 Annual Meeting, held on April 26, 2001, options to purchase 3,000 shares of A&B common stock, at an exercise price of $23.03 per share, were granted to each of the outside directors under the 1998 Non-Employee Director Stock Option Plan.

      A&B maintains life insurance, personal excess liability insurance, retirement and deferred compensation plans, and provides medical and dental benefits, for its outside directors. In addition, the outside directors are reimbursed for their estimated income tax liability by reason of A&B's payments for the cost of life insurance, personal excess liability insurance, and medical and dental benefits. The life insurance program affords coverage of $50,000 for directors, as well as business travel accident coverage of $200,000 for directors and $50,000 for their spouses while accompanying directors on A&B business. The personal excess liability insurance program affords coverage of $10 million for the outside directors ($20 million for the Chairman of the Board). Under the retirement plan, a director who has five or more years of service will receive, in addition to certain post-retirement health care insurance benefits, a lump sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her retirement or other termination, plus 10 percent of that amount, up to an additional 50 percent, for each year of service as a director over five years.


SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

      The following table lists the names and addresses of the only shareholders known by A&B to have owned beneficially more than five percent of A&B's common stock outstanding on February 14, 2002, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.



Name and Address                      Amount of            Percent of
of Beneficial Owner             Beneficial Ownership         Class
-------------------             --------------------       ----------

BancWest Corporation (a)           2,303,914 (b)               5.7
999 Bishop Street
Honolulu, Hawaii  96813


The Harry and Jeanette             2,271,079 (c)               5.6
   Weinberg Foundation,
   Incorporated
7 Park Center Court
Owings Mills, Maryland  21117


____________________

(a) For additional information concerning relationships and transactions between A&B and BancWest Corporation, please see "Security Ownership of Directors and Executive Officers" and "Certain Relationships and Transactions" below.

(b) As reported in Amendment No. 1 to Schedule 13G dated February 15, 2002 (the "BancWest 13G") filed with the Securities and Exchange
     Commission. According to the BancWest 13G, BancWest Corporation has sole voting power over 453,662 shares, shared voting power over 1,850,252 shares, sole dispositive power over 1,346,662 shares, and shared dispositive power over 957,252 shares.

(c) As reported in Schedule 13G dated February 17, 1998 (the "Foundation 13G") filed by The Harry and Jeanette Weinberg Foundation, Incorporated (the "Foundation") with the Securities and Exchange Commission. According to the Foundation 13G, the Foundation has sole dispositive and voting power over 2,164,530 shares and shared dispositive and voting power over 106,549 shares. A representative of the Foundation confirmed that the Foundation 13G is current as of February 14, 2002.


CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

      SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the number of shares of A&B common stock beneficially owned as of February 14, 2002 by each director and nominee, by each executive officer named in the "Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

                                           Amount of
     Name or Number                       Beneficial           Percent of
        in Group                      Ownership(a)(b)(c)         Class
     --------------                   ------------------       ----------

     Michael J. Chun                          25,394               --
     Leo E. Denlea, Jr.                       26,500               --
     W. Allen Doane                          408,288              1.0
     Walter A. Dods, Jr.                      26,238               --
     Charles G. King                          27,785               --
     Carson R. McKissick                      28,900               --
     C. Bradley Mulholland                   432,635              1.1
     Lynn M. Sedway                            7,325               --
     Maryanna G. Shaw                        761,045              1.9
     Charles M. Stockholm                     29,900               --
     James S. Andrasick                       49,783              0.1
     Stanley M. Kuriyama                     104,028              0.3
     G. Stephen Holaday                      152,073              0.4
     21 Directors, Nominees
         and Executive Officers
         as a Group                        2,376,046              5.7
____________________

(a) Amounts do not include shares owned by spouses of those directors and executive officers who disclaim beneficial ownership thereof, as follows:
     Mr. McKissick - 600, and directors, nominees and executive officers as a group - 600. In addition, Mr. Stockholm and Ms. Shaw, who are husband and wife, each disclaim beneficial ownership of all shares beneficially owned by the other. Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are directors or officers, or both, and shares held by foundations or trusts of which A&B directors are trustees or directors, as follows: BancWest Corporation - 2,303,914 shares, Bank of Hawaii - 536,125 shares, The Wallace Alexander Gerbode Foundation, of which Ms. Shaw and Mr. Stockholm are trustees - 40,000 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee - 400 shares.

(b) Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows:
     Mr. Chun - 454 shares, Mr. Denlea - 1,600 shares, Mr. King - 685 shares (held by a living trust of which Mr. King is a co-trustee), Mr. Mulholland - 38,153 shares, Ms. Sedway - 525 shares (held by a living trust of which Ms. Sedway is a co-trustee), Ms. Shaw - 21,045 shares, and directors, nominees and executive officers as a group - 69,393 shares, and
     (ii) sole voting power only, as follows: Mr. Mulholland - 2,567 shares, Mr. Holaday - 349 shares, and directors, nominees and executive officers as a group - 9,192 shares.

(c) Amounts include shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to May 10, 2002 through the exercise of stock options, as follows:
     Mr. Doane - 335,798, Mr. Mulholland - 319,000, Mr. Andrasick - 41,332, Mr. Kuriyama - 78,065, Mr. Holaday - 116,432, Ms. Shaw and Messrs. Chun, Denlea, Dods, King, McKissick and Stockholm - 24,000 each, Ms. Sedway - 6,000, and directors, nominees and executive officers as a group - 1,295,301.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires A&B's directors and executive officers, and persons who own more than 10 percent of its common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. A&B believes that during fiscal 2001, all reports required to be filed under Section 16(a) by its directors and executive officers were filed on a timely basis.

      CERTAIN RELATIONSHIPS AND TRANSACTIONS. Walter A. Dods, Jr., a director of A&B, is Chairman of the Board and Chief Executive Officer of BancWest Corporation, and Chairman of the Board and Chief Executive Officer of its banking subsidiary, First Hawaiian Bank.

      First Hawaiian Bank (i) has a 24.32 percent participation in and is agent for a $185,000,000 revolving credit and term loan agreement with A&B, under which no amount was outstanding at February 14, 2002, (ii) has a revolving credit agreement with A&B under which the amount outstanding ($2,000,000 at February 14, 2002), when combined with First Hawaiian Bank's share of amounts drawn under the previously described $185,000,000 revolving credit and term loan agreement, may not exceed $70,000,000, (iii) has a $25,000,000 revolving credit facility with Matson to support the issuance of commercial paper, under which no amount was outstanding at February 14, 2002, (iv) has issued letters of credit totaling $13,226,000 on behalf of Matson for insurance security purposes, and (v) has issued letters of credit totaling $1,950,000 on behalf of certain real estate subsidiaries to secure obligations to governmental agencies in connection with real estate developments.

      In April 2001, A&B sold a 4.17-acre remnant parcel of land on Maui, Hawaii to Mr. Holaday for $375,000, which was the fair market value as determined by A&B, based upon comparable transactions.

EXECUTIVE COMPENSATION

      SUMMARY OF CASH AND OTHER COMPENSATION. The following table summarizes the cash and noncash compensation paid by A&B for services rendered, during each of the last three completed fiscal years, by A&B's Chief Executive Officer and the four other most highly compensated executive officers. As used in this Proxy Statement, "named executive officers" means all persons identified in the Summary Compensation Table.


                                                        SUMMARY COMPENSATION TABLE



                                                                                      Long-Term Compensation
                                                                                      ----------------------
                                              Annual Compensation                      Awards                Payouts
                                       -----------------------------------    --------------------------     -------
       (a)                     (b)       (c)           (d)          (e)          (f)            (g)            (h)         (i)
                                                                   Other
                                                                   Annual     Restricted     Securities                  All Other
                                                                   Compen-      Stock        Underlying        LTIP       Compen-
     Name and                                                      sation       Awards      Options/SARs      Payouts     sation
Principal Position             Year    Salary($)    Bonus($)(4)    ($)(6)       ($)(7)          (#)           ($)(8)      ($)(11)
------------------             ----    ---------    -----------    -------    ----------    ------------      -------    ---------


W. Allen Doane                 2001     650,000     296,287(5)       2,501       319,460        93,500       342,753(9)    32,500
President and Chief            2000     575,000     435,032(5)       2,325       369,337        87,500       303,757(9)    31,625
Executive Officer of A&B       1999     475,000     242,503(5)       2,627       363,747        83,000       212,500(10)   24,938

C. Bradley Mulholland          2001     520,347      58,268(5)       1,182        87,357        51,000       250,500       26,017
Executive Vice President of    2000     503,685     150,001(5)       1,097       316,845        48,000       183,779(9)    27,703
A&B, President and Chief       1999     484,692     137,530(5)       1,088       249,321        36,500        86,274(9)    25,446
Executive Officer of Matson

James S. Andrasick(1)          2001     291,000      86,215(5)         480       129,285        44,000           0          8,821
Senior Vice President, Chief   2000     160,417      67,505(5)         262       101,246        40,000           0            0
Financial Officer and          1999       --           --              --          --             --             --           --
Treasurer of A&B

Stanley M. Kuriyama(2)         2001     235,000      67,152(5)         480       207,652        28,000        71,321(9)    11,750
Vice President of A&B,         2000     218,600      90,034(5)         446       134,966        26,000           0         12,023
Vice Chairman and Chief        1999     196,583      82,518(5)         442       123,732         9,000           0         10,321
Executive Officer of
A&B Properties, Inc.

G. Stephen Holaday(3)          2001     251,000      35,388(5)         480        52,987        21,000        70,500       12,550
Vice President of A&B,         2000     240,400      60,023(5)         446        89,977        26,000       105,000       13,222
General Manager of Hawaiian    1999     233,604      82,518(5)         442       123,732        20,000        75,000       12,264
Commercial & Sugar Company






(1)   Mr. Andrasick became an executive officer of A&B effective June 2000.

(2) Mr. Kuriyama was appointed Vice President of A&B effective February 1, 1999, and was appointed Chief Executive Officer of A&B Properties,
      Inc., a subsidiary of A&B, effective December 31, 1999. He had been Executive Vice President (from 1992 to January 1999), and continues to be Vice Chairman (since April 1999), of A&B Properties, Inc. He also served as Executive Vice President (from February 1999 to December 1999) and Vice President (from 1992 to January 1999) of ABHI. In accordance with applicable requirements, this table includes information with respect to Mr. Kuriyama's compensation during 1999 prior to the time he became an executive officer.

(3) Mr. Holaday, General Manager of Hawaiian Commercial & Sugar Company, a division of A&B, was appointed to the additional position of Vice President of A&B effective December 31, 1999. In accordance with applicable requirements, this table includes information with respect to Mr. Holaday's compensation during 1999 prior to the time he became an executive officer.

(4) "Bonus" consists of cash amounts earned for the fiscal year identified in column (b) under A&B's One-Year Performance Improvement Incentive Plan ("One-Year Plan").

(5) Represents the portion of the named executive officer's award under the One-Year Plan payable in cash. The named executive officer elected to receive the balance of the One-Year Plan award in restricted stock, the value of which is included in column (f).

(6) "Other Annual Compensation" consists of amounts reimbursed to the named executive officers for their estimated income tax liability by reason of A&B's payments for the cost of personal excess liability insurance.

(7) Represents (i) the dollar amount of One-Year Plan awards, for the fiscal year identified in column (b), elected to be received in stock, (ii) the dollar amount of A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") awards, for the three-year plan cycle ending with and including the fiscal year identified in column (b), elected to be received in stock, and (iii) additional stock awarded, in the discretion of the Compensation and Stock Option Committee ("Committee"), in an amount equal to 50% of the dollar amount of the One-Year Plan and/or Three-Year Plan award that the named executive officer has elected to take in stock. As of December 31, 2001, the number and value (based upon a $26.70 per share closing price of A&B's common stock on December
      31, 2001) of shares of restricted stock held by the named executive officers are as follows: Mr. Doane - 35,782 shares ($955,379);
      Mr. Mulholland - 29,023 shares ($774,914); Mr. Andrasick - 3,576 shares ($95,479); Mr. Kuriyama - 12,292 shares ($328,196); and Mr. Holaday -
      12,500 shares ($333,750). Dividends are payable on the restricted shares if and to the extent payable on A&B's common stock generally.

(8) "LTIP Payouts" consist of cash amounts earned under the Three-Year Plan for the three-year plan cycle ending with and including the fiscal year identified in column (b).

(9) Represents the portion of the named executive officer's award under the Three-Year Plan payable in cash. The named executive officer elected to receive the balance of the Three-Year Plan award in restricted stock, the value of which is included in column (f).

(10) Represents (i) the entire amount of the named executive officer's award under the Three-Year Plan, including the portion of such amount which such officer elected to defer under the A&B Deferred Compensation Plan and to convert into common stock-equivalent units, and (ii) additional common stock-equivalent units awarded, in the discretion of the Committee, in an amount equal to 50% of the common stock-equivalent units into which the deferred Three-Year Plan award was converted.

(11) "All Other Compensation" for 2001 includes: (i) amounts contributed by A&B to the A&B Profit Sharing Retirement Plan (Mr. Doane - $8,500,
      Mr. Mulholland - $8,500, Mr. Andrasick - $8,500, Mr. Kuriyama - $8,500, and Mr. Holaday - $8,500), and (ii) amounts accrued for profit sharing under the A&B Excess Benefits Plan, pursuant to which executives chosen by the Committee receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B's qualified plans (Mr. Doane - $24,000, Mr. Mulholland - $17,517, Mr. Andrasick - $321, Mr. Kuriyama - $3,250, and Mr. Holaday - $4,050).

      OPTION GRANTS. The following table contains information concerning the grant of stock options under A&B's 1998 Stock Option/Stock Incentive Plan during 2001 to the named executive officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------


                         Number of     Percent of Total
                         Securities      Options/SARs     Exercise
                         Underlying       Granted to      or Base                        Grant Date
                        Options/SARs      Employees        Price                        Present Value
   Name                  Granted (#)    in Fiscal Year    ($/share)   Expiration Date      ($)(b)
   ----                 ------------   ----------------   ---------   ---------------   -------------

W. Allen Doane          93,500(a)           16.2%         28.3125     January 23, 2011     592,996

C. Bradley Mulholland   51,000(a)            8.8%         28.3125     January 23, 2011     323,452

James S. Andrasick      44,000(a)            7.6%         28.3125     January 23, 2011     279,057

Stanley M. Kuriyama     28,000(a)            4.8%         28.3125     January 23, 2011     177,582

G. Stephen Holaday      21,000(a)            3.6%         28.3125     January 23, 2011     133,186






(a) Options granted on January 24, 2001 under the 1998 Stock Option/Stock Incentive Plan ("1998 Plan") with an exercise price per share equal to the fair market value of the underlying shares of A&B common stock on the grant date. These options become exercisable in three annual installments beginning one year after the date of grant. No stock appreciation rights were granted with these options. Each of these granted options ("original option") contains a reload feature, pursuant to which the optionee automatically will be granted a new option to the extent the original option is exercised within five years after the grant date through the optionee's delivery of previously-acquired shares of A&B common stock in payment of the exercise price, and certain other conditions are satisfied at the time of such exercise. The reload option will be granted at the time the original option is so exercised, and will allow the optionee to purchase the same number of shares of A&B common stock as is delivered in exercise of the original option. The reload option will have an exercise price per share equal to the greater of (i) the fair market value per share of A&B common stock on the date the reload option is granted or
     (ii) 150% of the exercise price per share in effect under the original option. The reload option will not become exercisable unless the shares purchased under the original option have been held for at least two years. In certain merger, reorganization or change in control situations involving A&B, the exercisability of options under the 1998 Plan, whether original or reload options, will be accelerated in accordance with the terms of the grant.


(b) Based on the Black-Scholes option pricing model, the assumptions used included: (i) stock volatility of 25.24%, (ii) the expected exercise of options in 6.17 years, (iii) a risk-free rate of return of 4.50%, (iv) a discount of 2.57% for the forfeiture resulting from an executive officer's termination of employment prior to exercise, and (v) a long-term dividend yield of 3.3%. There is no assurance the value realized by an executive officer will be at or near the value estimated by this option pricing model. The actual value, if any, an executive officer may realize will depend upon how much the stock price has increased over the exercise price on the date the option is exercised.

      OPTION EXERCISES AND FISCAL YEAR-END HOLDINGS. The following table provides information, with respect to the named executive officers, concerning
(i) the exercise of stock options and stock appreciation rights during the 2001 fiscal year and the value realized in connection with such exercise, and
(ii) the number and value of unexercised options held as of December 31, 2001.



              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         Number of Securities           Value of Unexercised
                                                        Underlying Unexercised              In-the-Money
                                                           Options/SARs At                  Options/SARs
                                                              FY-End (#)                  At FY-End ($)(b)
                    Shares                              ----------------------          --------------------
                    Acquired           Value
   Name          on Exercise(#)     Realized ($)     Exercisable    Unexercisable   Exercisable    Unexercisable
   ----          ---------------    ------------     -----------    -------------   -----------    -------------

W. Allen Doane             0               0           262,798         179,502         951,701        524,393

C. Bradley            40,000         155,000(a)        323,832          95,168         866,439        267,845
Mulholland

James S. Andrasick         0               0            13,333          70,667          51,132        102,268

Stanley M. Kuriyama        0               0            58,566          48,334         197,801        121,440

G. Stephen Holaday         0               0           114,098          45,002         321,139        145,593




(a)  Based on the highest sales price of A&B common stock on date of exercise minus the exercise price.

(b)  Based on the highest sales price of A&B common stock on December 31, 2001 ($27.46 per share), minus the exercise price.




      LONG-TERM INCENTIVE PLANS. The following table provides information, with respect to the named executive officers, concerning threshold, target and maximum award levels determined in 2001 under A&B's Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") for the three-year performance cycle beginning 2002 and ending 2004. Under the Three-Year Plan, neither shares, units nor other quantifiable rights are awarded to participants at the outset of the three-year cycle. Instead, at the beginning of the plan cycle, the Compensation and Stock Option Committee ("Committee"), with the advice and recommendations of management, identifies the participants for the Three-Year Plan and formulates the performance goals to be achieved for the plan cycle. Goals are established for A&B as a whole, for each major operating unit, and for some individual participants. At the end of each plan cycle, results are compared with goals, and awards are made accordingly. Aggregate awards for all participants under the Three-Year Plan generally are limited by minimum pre-tax income levels and return on adjusted net assets for A&B set by the Committee in advance of each plan cycle, and if such minimum levels are not reached, the aggregate awards to participants are reduced proportionately. The Committee retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the major operating unit, or the individual. Participants may elect to receive awards earned under the Three-Year Plan entirely in cash or up to 50 percent in shares of A&B stock and the remainder in cash. Alternatively, participants may defer all or a portion of such awards. Cash amounts earned under the Three-Year Plan are reported in the "Summary Compensation Table" above for the year for which those amounts are earned, under column (h).

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                              Estimated Future Payouts Under
                       Performance or         Non-Stock Price-Based Plans (2)
                       Other Period       ---------------------------------------
                      Until Maturation
    Name                or Payout (1)     Threshold ($)   Target ($)    Maximum ($)
    ----              ----------------    -------------   ----------    -----------
W. Allen Doane        December 31, 2004     195,000        390,000        780,000


C. Bradley            December 31, 2004     136,500        273,000        546,000
Mulholland

James S. Andrasick    December 31, 2004      61,000        122,000        244,000

Stanley M. Kuriyama   December 31, 2004      44,100         88,200        176,400


G. Stephen Holaday    December 31, 2004      42,350         84,700        169,400


___________________


(1)   Performance period beginning January 1, 2002 and ending December 31,
      2004.

(2) In addition to the amounts shown, if the executive officers elect to receive any portion of their awards in restricted shares of A&B common stock, the Committee may, in its sole discretion, award additional shares of A&B common stock under the A&B Restricted Stock Bonus Plan, valued at up to 50 percent of the amount of the awards elected to be taken in stock. Also, if the executive officers elect to defer all or a portion of their awards under the A&B Deferred Compensation Plan and to convert all or a portion of the deferred amount into common stock-equivalent units, the Committee may, in its sole discretion, award additional common stock-equivalent units of up to 50 percent of the number of such units into which the deferred award is initially converted.

      RETIREMENT PLANS. The A&B Retirement Plan for Salaried Employees ("Retirement Plan"), a non-contributory defined benefit pension plan, provides retirement benefits to A&B's salaried employees who are not subject to collective bargaining agreements. The table below shows estimated annual retirement benefits to covered participants at normal retirement age (age 65) under this plan, including amounts payable under A&B's Excess Benefits Plan, pursuant to which executives chosen by the Committee will receive additional credits and payments equal to the difference between the maximum benefit permitted under federal tax laws and the benefit the executives otherwise would receive under A&B plans.


                                   PENSION PLAN TABLE

                                    Years of Service
                                    ----------------
Remuneration     15         20         25          30         35         40
------------     --         --         --          --         --         --
$  200,000     $ 53,133   $ 70,844   $ 88,556   $ 97,412    $106,267   $115,123
   300,000       80,883    107,844    134,806    148,287     161,767    175,248
   400,000      108,633    144,844    181,056    199,162     217,267    235,373
   500,000      136,383    181,844    227,306    250,037     272,767    295,498
   600,000      164,133    218,844    273,556    300,912     328,267    355,623
   700,000      191,883    255,844    319,806    351,787     383,767    415,748
   800,000      219,633    292,844    366,056    402,662     439,267    475,873
   900,000      247,383    329,844    412,306    453,537     494,767    535,998
 1,000,000      275,133    366,844    458,556    504,412     550,267    596,123
 1,100,000      302,883    403,844    504,806    555,287     605,767    656,248
 1,200,000      330,633    440,844    551,056    606,162     661,267    716,373
 1,300,000      358,383    477,844    597,306    657,037     716,767    776,498


     Retirement benefits are based on participants' average monthly compensa-tion in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay, certain commissions and fees, shift differentials and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age, and do not give effect to social security offsets. Credited years of service as of March 1, 2002 for the named executive officers are: Mr. Doane - 10.9, Mr. Mulholland - 36.6,
Mr. Andrasick - 1.8, Mr. Kuriyama - 10.1 and Mr. Holaday - 19.1.

     In addition, Messrs. Doane, Mulholland, and Holaday participate in the A&B Executive Survivor/Retirement Benefit Plan ("Executive Survivor Plan"). The Executive Survivor Plan provides for a pre-retirement death benefit equal to 50 percent of final base compensation for 10 years and, at such person's election upon retirement, either (i) a continuation of such death benefit or (ii) an additional retirement income benefit equal to 26 percent of final base compensation for 10 years.

     SEVERANCE AGREEMENTS. A&B currently has severance agreements (the "Severance Agreements") with Messrs. Doane, Mulholland, Andrasick, Kuriyama and Holaday in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. A&B also has entered into Severance Agreements with five other employees, including two other executive officers. Each Severance Agreement has an initial two-year term and is automatically ex-tended at the end of each term for a successive one-year period, unless termi-nated by A&B. The Severance Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "change in control" of A&B (as those terms are defined in the Severance Agreements). Upon such termination of employment, the executive will be entitled to receive a lump sum severance payment equal to two times the sum of the executive's base salary plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding op-tions held by the executive and the higher of the then current market price of A&B common stock or the highest price paid in connection with a change in control of A&B. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. Each Severance Agreement provides for a tax gross-up payment to offset any excise taxes that may become payable by an executive by reason of Sections 280G and 4999 of the Internal Revenue Code if the executive's employment is terminated without cause or for good reason following a change in control of A&B.


COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee ("Committee") of the Board of Directors directs the management of A&B's executive compensation program. The Committee is composed entirely of independent, non-employee Board members, and is assisted by an international management consulting firm that advises the Committee on compensation matters.

COMPENSATION PHILOSOPHY

     The Committee has implemented an executive compensation philosophy, approved by the Board, that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. This philosophy is achieved through a performance-based compensation system, pursuant to which a substantial portion of executive officers' compensation is based on the short-term and long-term results achieved for A&B and A&B share-holders and on the executive officers' individual performances. For 2001, approximately 63% of the compensation of named executive officers in the above Summary Compensation Table was in the form of non-salary, performance-based compensation.

     Consistent with this compensation philosophy, and to enhance the linkage between the financial interests of executive officers and those of A&B shareholders, the Board of Directors, in June 1994, approved stock ownership guidelines that recommend specified minimum levels of ownership of A&B stock to be met by executive officers within a period of five years. These guidelines, as subsequently revised, recommend ownership of a minimum number of shares of A&B stock equal to a multiple of base salary (ranging from one times base salary to, in the case of the Chief Executive Officer, five times base salary), divided by the A&B stock price at the beginning of the five-year measurement period. As of February 14, 2002, approximately one-half of the current executive officers who have been subject to the recommended guidelines for at least five years have met such guidelines.

     An objective of the executive compensation philosophy is to enable executive officers to receive above-average compensation, compared with compensation of executive officers with comparable job responsibilities at other companies, in order that A&B will be able to attract, retain and motivate executive officers. Achievement of above-average compensation is tied to corporate and individual results and the performance of A&B stock, so there is no assurance that this level of compensation will be achieved.

     Comparative data is provided by the Committee's independent compensation consultant and is based on national compensation survey data from approximately 399 industrial companies, controlled for size and complexity. This survey data includes nine of the nineteen companies (other than A&B) included in the Dow Jones Transportation Index used in the Shareholder Return Performance Graph which appears in this Proxy Statement. A&B competes for executive talent across a broad group of industries, so survey data based on a broad group of industrial companies is more appropriate than survey data based on just the companies in the Dow Jones Transportation Index.

     Consistent with the foregoing compensation objectives, the Committee will not necessarily limit executive compensation to that amount deductible by A&B under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee nevertheless will consider the deductibility of executive compensation as one factor in its consideration of compensation matters, and will consider reasonable steps and alternatives to preserve the deductibility of compensation payments.

     In accordance with the Committee's executive compensation philosophy, the major components of compensation under A&B's executive compensation program consist of: (i) base salary, (ii) annual incentive compensation pursuant to the One-Year Performance Improvement Incentive Plan ("One-Year Plan"),
(iii) annual incentive compensation pursuant to the Annual Incentive Plan ("Annual Incentive Plan"), and (iv) long-term incentive compensation pursuant to the Three-Year Performance Improvement Incentive Plan ("Three-Year Plan") and the 1998 Stock Option/Stock Incentive Plan ("1998 Plan").


BASE SALARY

     Adjustments to base salary, if any, are considered annually by the Committee. The Committee reviews the salary adjustments for the executive officers (other than the Chief Executive Officer) with the Chief Executive Officer and the senior human resources executive. In making a salary adjustment, the Committee considers the executive officer's performance in the past year, the previously-described survey data pertaining to the salary level necessary for A&B to pay competitively, and projected salary increases in the coming year for executive officers in the selected diversified group of companies, but does not consider any specific corporate performance factor. For 2001, the base salaries of the Chief Executive Officer and executive officers as a group were set to approximate a range between the 25th and 75th percentile of salaries in such diversified group, with the exception of two long-service executive officers (one of whom is a named executive officer), whose base salaries exceeded the 75th percentile.

ANNUAL INCENTIVES

     The One-Year Plan provides performance-based incentives to eligible executive officers and other key employees who contribute materially to the financial success of A&B. In determining the size of an incentive award to an executive officer, the Committee considers both corporate performance and individual performance (the latter includes the performance of the business unit for which the executive officer is responsible) in the past year. Corporate performance counts toward 10%-60% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 2001 plan cycle, the corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). The relevant corporate performance factors and their relative weights are determined annually by the Committee, and therefore are subject to change for future plan cycles. At the beginning of each one-year plan cycle, the goals for these corporate performance factors, as well as the goals for the specific business units for which the executive officers are responsible and the goals for the individuals themselves, are identified, and threshold, target and maximum award levels are assigned. At the end of each plan cycle, the amounts of the incentive awards, if any, are determined by comparing results with the performance goals. Aggregate awards under the One-Year Plan are limited by whether A&B meets certain levels of corporate performance set by the Committee in advance of each plan cycle.
The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

     The Annual Incentive Plan, adopted in December 2001, will provide, commencing with the 2002 plan year, performance-based incentives to four groups of key employees, including executive officers, at the A&B corporate level or one of three strategic business units. Executive officers who are eligible under the One-Year Plan will not be eligible to participate in the Annual Incentive Plan. In determining the size of an incentive award to an executive officer, the Committee will consider both corporate performance and individual performance. Corporate performance will be measured, in the case of an executive officer at the A&B corporate level, by the performance of A&B as a whole, and, in the case of an executive officer located at one of the strategic business units, by the performance of the applicable operating unit. The Committee will determine annually how much corporate performance will count toward the incentive awards, as well as the relevant corporate performance factors and their relative weights. At the beginning of each plan year, the goals for the corporate performance factors and the individual goals will be identified, and threshold, target and maximum award levels will be assigned.
At the end of each plan year, the amounts of the incentive awards, if any, will be determined by comparing results with the performance goals. The aggregate award paid to each eligible group will be limited by whether the eligible group meets certain levels of performance set by the Committee in advance of each plan year. The Committee, however, retains the discretion to adjust awards if, in its judgment, the awards do not accurately reflect the performance of A&B, the unit or the individual.

LONG-TERM INCENTIVES

     The Three-Year Plan is structured like the One-Year Plan, but provides performance-based incentives to eligible executive officers and a limited number of other key employees who contribute materially to the financial success of A&B on the basis of corporate performance and individual performance over a three-year performance cycle. Corporate performance counts toward 20%-100% of the incentive awards, depending upon the executive officer's corporate responsibilities. For incentive awards granted for the 1999-2001 plan cycle, the specific corporate performance factors, and their relative weights, were as follows: corporate profit before income tax (65%) and return on adjusted net assets (35%). As with the One-Year Plan, the relevant corporate performance factors and their relative weights are determined at the beginning of each plan cycle by the Committee, and therefore are subject to change for future plan cycles. In addition, as with the One-Year Plan, the specific business unit performance factors used in assessing individual performance, and their relative weights, vary by business unit and job position. These business unit performance factors include, but are not limited to, profit before income tax, revenue, cost reduction, gross margin, and cost of crops.

     Stock option grants under the 1998 Plan are considered annually by the Committee. Stock option grants are viewed as a desirable long-term compensation method because they link directly the financial interests of executive officers with those of shareholders. Stock options are granted in the discretion of the Committee. In determining the size of a stock option award to an executive officer, the Committee considers the role of the executive officer and corporate performance and individual performance in the past year, without assigning specific weight to any particular factor. In determining the size of stock option awards, the Committee does not consider amounts of stock options outstanding, but does consider the size of previously-granted stock options and the aggregate size of current awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

     For 2001, the Committee approved a base salary increase for the Chief Executive Officer, based on his performance in the previous year and the salaries of other executive officers with comparable job responsibilities in the selected diversified group of companies. In this regard, the Committee's objective was to maintain a competitive base salary, which was set to correspond to a level between the average and the 75th percentile of base salaries in the selected diversified group of companies. Mr. Doane received an award under the Three-Year Plan for the 1999-2001 performance cycle that was above target, reflecting (i) corporate profit before income tax that approximated target and (ii) return on adjusted net assets that was above target. Mr. Doane's award under the One-Year Plan for 2001 approximated target, and the amount of the award was determined in the discretion of the Committee, based upon its judgment of the performances of A&B and Mr. Doane for the plan year. Mr. Doane also received a stock option grant totaling 93,500 shares in 2001. That grant was based on an overall review of corporate performance in 2000, without focus on any specific corporate performance measure, and an assessment of Mr. Doane's past and expected contributions.

     The foregoing report is submitted by Leo E. Denlea, Jr. (Chairman), and Messrs. Michael J. Chun, Charles G. King, and Charles M. Stockholm.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the members of the Compensation and Stock Option Committee were Mr. Denlea, Chairman, and Messrs. Chun, King, and Stockholm.
Mr. Stockholm serves as non-executive Chairman of the Boards of A&B and Matson.


AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of four directors who have been determined to be independent pursuant to the require-ments of Nasdaq. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as an appendix to A&B's 2001 Proxy Statement.

     The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent auditors, the results of the year-end audit of A&B, including the auditors' report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, has discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited consolidated financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the reappointment, subject to shareholder approval, of Deloitte & Touche LLP as independent auditors, and the Board concurred in such recommendation.

     The foregoing report is submitted by Carson R. McKissick (Chairman), Mr. Walter A. Dods, Jr., Ms. Lynn M. Sedway, and Ms. Maryanna G. Shaw.


SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on A&B's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Dow Jones Transportation Index. The Dow Jones Transportation Index is a published index consisting of twenty companies, including A&B. For illustrative purposes, A&B again has chosen to display the Dow Jones Real Estate Investment Index in the comparison.



[COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* GRAPH SHOWN HERE.]


*$100 INVESTED ON DECEMBER 31, 1996 IN ALEXANDER & BALDWIN, INC. COMMON STOCK,
 THE S&P 500 STOCK INDEX, THE DJ TRANSPORTATION INDEX, AND THE DJ REAL ESTATE INVESTMENT INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

                             1996    1997    1998    1999    2000    2001
                             ----    ----    ----    ----    ----    ----

 Alexander & Baldwin, Inc.    100     113     100     102     122     129
 S&P Composite - 500          100     133     171     208     189     166
 DJ Transportation            100     118     119     110     115     130
 DJ Real Estate Investment    100     118      93      88     112     126



ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has nominated Deloitte & Touche LLP for election as independent auditors of A&B for the ensuing year. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     Fees paid to Deloitte & Touche LLP (including affiliates) for services rendered for the year ended December 31, 2001 are as follows:

     Audit Fees. For professional services rendered by Deloitte & Touche LLP for the audit of A&B's annual consolidated financial statements for 2001, and the reviews of the consolidated financial statements included in A&B's Forms 10-Q for 2001, A&B was billed aggregate fees of $510,366.

     Financial Information Systems Design and Implementation Fees. For 2001, Deloitte & Touche LLP did not render professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

     All Other Fees. For all other services rendered by Deloitte & Touche LLP for 2001, A&B was billed aggregate fees of $101,401.


APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION/STOCK INCENTIVE PLAN

     Subject to shareholder approval, the Board of Directors adopted an amendment to the 1998 Stock Option/Stock Incentive Plan ("1998 Plan") on January 24, 2002. The proposed amendment will increase the number of shares of A&B common stock reserved for issuance under the 1998 Plan by an additional 1,900,000 shares. Shareholder approval of the proposed amendment also will constitute re-approval, for purposes of Section 162(m) of the Internal Revenue Code, of the 500,000-share limitation on the maximum number of shares for which any one person may receive option grants, direct stock issuances, and share right awards under the 1998 Plan in any calendar year.

     A description of the 1998 Plan, incorporating the proposed amendment, is set forth in Appendix A to this Proxy Statement. The description is intended to be a summary of the material provisions of the 1998 Plan, and does not purport to be complete. A copy of the 1998 Plan, as amended, will be furnished to any shareholder upon request.

     The Board of Directors believes it is necessary for A&B to continue to provide equity incentives in order to attract and retain the services of key employees and to tie the interests of key employees to those of shareholders. The proposed amendment will allow A&B to continue to provide these equity incentives.

     Accordingly, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 1998 STOCK OPTION/STOCK INCENTIVE PLAN. The affirmative vote of a majority of the shares of A&B common stock represented at the Annual Meeting, in person or by proxy, is required for approval.


OTHER BUSINESS

      The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those set forth in this proxy statement properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will vote upon them in accordance with their best judgment.


SHAREHOLDER PROPOSALS FOR 2003

      Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2003 must be received at the headquarters of A&B on or before November 11, 2002 in order to be considered for inclusion in the year 2003 proxy statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than January 25, 2003. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 25, 2003 and not earlier than December 26, 2002.

                                    By Order of the Board of Directors

                                    /s/ Alyson J. Nakamura

                                    ALYSON J. NAKAMURA
                                    Secretary


March 11, 2002

                                                                   APPENDIX A



                  DESCRIPTION OF THE ALEXANDER & BALDWIN, INC.
                     1998 STOCK OPTION/STOCK INCENTIVE PLAN



      The following is a summary of the principal provisions of the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan (the "Plan"), as modified by the amendment which the shareholders are being asked to approve at the 2002 Annual Meeting of Shareholders.

      TERM. The Plan was adopted by A&B's Board of Directors (the "Board") on January 22, 1998 and approved by the shareholders at the 1998 Annual Meeting of Shareholders. The Plan will terminate on the earlier of (i) the close of business on January 21, 2008 or (ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to (a) the exercise of outstanding stock options under the Plan or (b) the issuance of shares under the Stock Issuance Program (discussed below).

      ADMINISTRATION. The Plan is administered by the Compensation and Stock Option Committee (the "Committee") comprised of two or more Board members appointed by the Board. The Committee has full authority to determine which eligible individuals are to receive option grants, share right awards or direct stock issuances under the Plan, the number of shares to be covered by each such award, the date or dates on which the granted option is to become exercisable or the shares are to be issued or to vest, and the maximum term for which any granted option is to remain outstanding. In addition, the Committee has full authority to accelerate the exercisability of outstanding options or the issuance or vesting of shares under the Plan, all upon such terms and conditions as it deems appropriate. The present members of the Committee are Mr. Leo E. Denlea, Jr., Chairman, and Messrs. Michael J. Chun, Charles G. King, and Charles M. Stockholm.

      The Committee has the authority, subject to the express provisions of the Plan, to change the terms and conditions of any outstanding option grant, share right award or unvested share issuance, but, without the consent of the holder, no such change may affect adversely the holder's rights and obligations under the Plan or the outstanding grant, share right award or stock issuance.

      ELIGIBILITY. Option grants, share right awards and direct stock issuances may be made only to employees (including officers and employee directors) of A&B or its 50-percent-or-more-owned subsidiaries (corporate or non-corporate), and to the non-employee members of the boards of directors of such subsidiaries. A&B estimates that as of January 31, 2002, approximately 84 employees, including 13 executive officers, were eligible to receive option grants, share right awards or direct stock issuances under the Plan. No non-employee board members of subsidiaries have received, or as of January 31, 2002 are eligible to receive, option grants, share right awards or direct stock issuances under the Plan. Non-employee members of the Board are not eligible to receive option grants, share right awards or direct stock issuances under the Plan.

      Option grants, share right awards and direct stock issuances may be made under the Plan to eligible individuals, whether or not they previously have received stock option grants, share right awards or direct stock issuances under the Plan or under any other stock plan or other compensation or benefit program of A&B or its subsidiaries. However, the maximum number of shares of A&B common stock for which any one individual participating in the Plan may be granted stock options, share right awards or direct stock issuances may not exceed 500,000 shares in the aggregate per calendar year. The 500,000-share limitation will be subject to periodic adjustment in the event of certain changes in A&B's capital structure, as explained below.

      STOCK AWARDS. The table below shows, as to each of A&B's officers named in the Summary Compensation Table and the various indicated groups, the following information with respect to stock option transactions and direct share issuances effected during the period from January 1, 2001 to January 31, 2002: (i) the number of shares of A&B common stock subject to options granted under the Plan during that period and the average option price payable per share for the shares subject to such options, and (ii) the number of shares of A&B common stock directly issued without an intervening option grant. All direct issuances were made without a cash payment required of the recipient but were subject to vesting requirements tied to the recipient's continued service with A&B or its subsidiaries.

                              OPTION TRANSACTIONS

                                                             Weighted Average
                                          Options Granted     Option Price of
Name                                     (Number of Shares)   Options Granted
----                                     ------------------  ----------------

W. Allen Doane                                 168,500            $27.52
C. Bradley Mulholland                           84,500            $27.60
James S. Andrasick                              76,000            $27.56
Stanley M. Kuriyama                             50,000            $27.52
G. Stephen Holaday                              35,000            $27.60
All executive officers, as of                  574,500            $27.18
1/31/02, as a group (13 persons)
All eligible employees, as of                1,009,500            $27.34
1/31/02, as a group (approx. 84
persons) including current officers
who are not executive officers


                             DIRECT SHARE ISSUANCES

Name                                                    Number of Issued Shares
----                                                    -----------------------


W. Allen Doane                                                    0
C. Bradley Mulholland                                             0
James S. Andrasick                                                0
Stanley M. Kuriyama                                               0
G. Stephen Holaday                                                0
All executive officers, as of 1/31/02, as a group                 0
(13 persons)
All eligible employees, as of 1/31/02,  as a                    11,616
group (approx. 800 persons) including current officers who are not executive officers


      NEW PLAN BENEFITS. As of January 31, 2002, 2,050,173 shares were subject to outstanding options, 61,440 shares had been issued under the Plan, and 1,900,003 shares (including the 1,900,000-share increase to the Plan which the shareholders are being asked to approve) remain available for future issuance.

      STOCK SUBJECT TO THE PLAN. The stock issuable under the Plan will be shares of A&B's authorized but unissued common stock and shares of common stock reacquired by A&B and held as Treasury shares ("Common Stock"). The total number of shares of Common Stock issuable over the term of the Plan will not exceed 4,000,000 shares, which includes the increase of 1,900,000 shares for which shareholder approval is being sought at the 2002 Annual Meeting of Shareholders. The number of shares issuable over the term of the Plan will be subject to periodic adjustment for certain changes in A&B's capital structure, as explained below. Of the 4,000,000 shares issuable over the term of the Plan, the maximum number of shares of Common Stock issuable pursuant to share right awards or direct stock issuances may not exceed 250,000 shares in the aggregate over the term of the Plan, subject to the adjustment described below.

      If any option granted under the Plan expires or terminates for any reason prior to exercise in full, then the number of shares subject to the portion of the option not so exercised will be available for future option grants, share right awards or direct stock issuances under the Plan. Unvested shares of Common Stock purchased by A&B pursuant to its repurchase rights under the Plan will not be available for subsequent issuance. Should the exercise price of an option granted under the Plan be paid with shares of Common Stock, or should shares of Common Stock otherwise issuable under the Plan be withheld by A&B in satisfaction of the withholding taxes incurred in connection with the exercise of an option under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the net number of shares of Common Stock issued to the holder of such option, and not by the gross number of shares for which the option is exercised.

      In the event any change is made to the Common Stock issuable under the Plan (whether such change occurs by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in capital structure effected without A&B's receipt of consideration), then the maximum number and/or class of securities issuable over the term of the Plan, the maximum number and/or class of securities for which any one individual participating in the Plan may be granted stock options, share right awards or direct share issuances under the Plan per calendar year, and the number and/or class of securities which may be issued in the aggregate pursuant to share right awards or direct stock issuances, will be adjusted automatically to reflect such change, and appropriate adjustments also will be made to the number and/or class of securities and the price per share in effect under each outstanding option or share right award in order to prevent dilution or enlargement of the rights and benefits thereunder.

      VALUATION. The fair market value per share of Common Stock on any relevant date will be the mean between the highest and lowest selling prices per share of Common Stock on such date, as quoted on the Nasdaq National Market. Should the Common Stock become traded on a national securities exchange, then the fair market value per share will be the mean between the highest and lowest selling prices on such exchange on the date in question, as such price is quoted on the composite tape of transactions on such exchange.
If there is no reported sale of Common Stock on the Nasdaq National Market
(or national securities exchange) on the date in question, then the fair market value will be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists. On January 31, 2002, the fair market value of the Common Stock determined on such basis was $25.48 per share.

      STRUCTURE OF THE PLAN. The Plan is divided into two separate components: the Discretionary Option Grant Program and the Stock Issuance Program.

      (1)   DISCRETIONARY OPTION GRANT PROGRAM.

            (a) TERMS. Under the Discretionary Option Grant Program, eligible individuals may be granted options to purchase shares of Common Stock at an option price not less than 100 percent of the fair market value per share on the grant date.

            Each option will be for a term of years (not in excess of ten) determined by the Committee. The Committee has the discretion to make each option granted under the Plan immediately exercisable for the full number of option shares or have the option become exercisable in installments over the option term.

            The option price will become due immediately upon exercise of an option and may be paid in cash or in shares of Common Stock valued at fair market value on the option exercise date.


            (b)   RELOAD OPTIONS.

                  (i) The Committee has full power and authority to grant options under the Discretionary Option Grant Program with a reload feature. To the extent an option with such a reload feature (the "Original Option") subsequently is exercised through the delivery of previously-acquired shares of Common Stock in payment of the exercise price, the optionee automatically will be granted, at the time of such exercise, a new option (the "Reload Option") to purchase the number of shares of Common Stock so delivered.

                  (ii) Each Reload Option will be exercisable upon substantially the same terms and conditions as the Original Option to which it relates, except for the following differences:

                        (A) The exercise price per share will be equal to the fair market value per share of Common Stock on the date the Reload
      Option is granted. However, the Committee has full power and authority to structure the Reload Option so that the exercise price per share will be in excess of the fair market value per share of Common Stock on the reload date in the event such fair market value per share is not more than one hundred fifty percent (150%) of the exercise price per share in effect under the Original Option.

                        (B) In no event will any additional Reload Option be granted in connection with the subsequent exercise of the first Reload Option.

                        (C) The Committee has full authority to set the period of time which must elapse following the exercise of the Original Option before the Reload Option will become exercisable. Once that period has elapsed, the Reload Option immediately will become exercisable for all of the shares of Common Stock at the time subject to that Reload Option.

      (2)   STOCK ISSUANCE PROGRAM.

            (a) TERMS. The Committee also has the authority to issue shares of Common Stock as a reward for past services rendered to A&B or one of its subsidiaries or as an incentive for future service with such entities. In the Committee's discretion, the recipient may be issued shares that are vested fully and immediately upon issuance or that vest in one or more installments, upon such terms and conditions as are determined by the Committee, or the Committee may grant share right awards that entitle the recipient to receive a specific number of shares upon the completion of a designated service period or the attainment of specified performance goals.

            The recipient may not transfer share right awards or unvested shares of Common Stock, except in certain limited circumstances. The recipient, however, will have all the rights of a shareholder with respect to the unvested shares, including the right to vote such shares and to receive all regular cash dividends paid on such shares.

            (b) CANCELLATION OF SHARES. In the event the recipient should cease to continue his or her employment with A&B for any reason whatsoever while holding one or more unvested shares of Common Stock, or in the event the performance objectives should not be attained with respect to one or more unvested shares of Common Stock, then those shares must immediately be surrendered to A&B for cancellation, and the recipient thereafter will have no further shareholder rights with respect to such shares. The Committee may, in its discretion, waive such surrender and cancellation of unvested shares in whole or in part and thereby effect the immediate vesting of the recipient's interest in the shares of Common Stock as to which the waiver applies.

      AMENDMENT OF THE PLAN. The Board may amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification may, without the consent of the holders, adversely affect rights and obligations with respect to any stock options, share right awards or unvested Common Stock at the time outstanding under the Plan. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

      CHANGE IN CONTROL. In the event of a Change in Control of A&B (defined below), then (i) the exercisability of each option outstanding under the Plan will accelerate automatically so that each such option will become exercisable, immediately prior to the specified effective date for such transaction, for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of such shares as fully-vested shares,
(ii) all of A&B's outstanding rights to cancel or repurchase unvested shares under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, and (iii) all shares of Common Stock not yet issued in connection with outstanding share right awards shall be issued immediately as fully-vested shares.

      For purposes of the Plan, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not A&B in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if:

            (i) any "person" (defined as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of A&B representing 35% or more of the combined voting power of A&B's then outstanding securities;

            (ii) at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since January 1, 2000 and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of A&B) whose election, or nomination for election by A&B's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since January 1, 2000 or whose election or nomination was previously so approved;

            (iii) there is consummated a merger or consolidation of A&B or any direct or indirect subsidiary of A&B with any other entity, other than
      (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of A&B, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of A&B (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of A&B (not including in the securities beneficially owned by such person any securities acquired directly from A&B or its affiliates) representing 35% or more of the combined voting power of A&B's then outstanding securities; or

            (iv) the shareholders of A&B approve a plan of complete liquidation or dissolution of A&B or there is consummated an agreement for the sale or disposition by A&B of all or substantially all of A&B's assets, other than a sale or disposition by A&B of all or substantially all of A&B's assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change in Control of A&B shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of A&B immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of A&B immediately following such transaction or series of transactions.

      SHAREHOLDER RIGHTS. An option holder will have none of the rights of a shareholder with respect to any shares covered by the option until the optionee has exercised the option, paid the option price and satisfied all other conditions precedent to the issuance of certificates for the purchased shares.

      TRANSFERABILITY. During the optionee's lifetime, the option may be exercised only by the optionee and will not be assignable or transferable other than by will or the laws of inheritance.

      TERMINATION OF EMPLOYMENT. Any option outstanding at the time of the optionee's cessation of service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Committee and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

      The Committee will have complete discretion, exercisable either at the time the option is granted or at any time the option remains outstanding, to
(i) allow one or more options granted under the Plan to be exercised, during the post-service exercise period, not only with respect to the number of shares for which the option is exercisable at the time of the optionee's cessation of service, but also with respect to one or more subsequent installments of purchasable shares for which the option otherwise would have become exercisable had such cessation of service not occurred, and (ii) extend the period of time for which the option is to remain exercisable following the optionee's cessation of service, from the post-service exercise period otherwise in effect for that option to such greater period of time as the Committee deems appropriate, but in no event beyond the expiration of the option term.

      Any exercisable option held by the optionee at the time of death may be exercised by the personal representative of the optionee's estate, or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance. However, such exercise must occur no later than the tenth anniversary of the date of the option grant.

      NO IMPAIRMENT OF A&B'S RIGHTS. The granting of options, share rights awards or direct stock issuances under the Plan will not affect the right of A&B to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

      TAX WITHHOLDING. The Committee may provide one or more holders of options with the election to have A&B withhold a portion of the shares otherwise issuable to such holders upon the exercise of those options in order to satisfy the Federal and state income and employment tax withholding liability incurred in connection with the option exercise. Alternatively, the Committee may permit such holders to deliver existing shares of A&B's Common Stock in satisfaction of such withholding tax liability.

      FEDERAL TAX CONSEQUENCES. The Federal income tax treatment of the stock options and stock issuances under the Plan may be summarized as follows:

      (1)   STOCK OPTIONS.

            All options granted under the Plan will be non-statutory options which are not intended to satisfy the requirements of Section 422 of the
      Internal Revenue Code (the "Code").    No taxable income is recognized by
      an optionee upon the grant of a non-statutory option. In general, the optionee will recognize ordinary income, in the year in which the option is exercised for vested shares, equal to the excess of the fair market value of the purchased shares on the exercise date over the option price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

            Special provisions of the Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are unvested and, accordingly, subject to certain repurchase rights of A&B or other substantial risks of forfeiture. These special provisions may be summarized as follows:

            (a) The optionee will not recognize any taxable income at the time the option is exercised for such unvested shares, but will have to report as ordinary income, as and when those shares vest, an amount equal to the excess of (a) the fair market value of the shares on their vesting date over (b) the option price paid for such shares.

            (b) The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income, for the year in which the non-statutory option is exercised for the unvested shares, an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to A&B's repurchase right or other risk of forfeiture) over (b) the option price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the purchased shares subsequently vest.

            A&B will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. In general, the deduction will be allowed for the taxable year of A&B in which the ordinary income is recognized by the optionee. A&B anticipates that the deduction attributable to the ordinary income recognized by optionees upon the exercise of non-statutory options granted under the Plan will not be subject to the $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers which is imposed under Section 162(m) of the Code.

      (2)    SHARE RIGHT AWARDS AND DIRECT STOCK ISSUANCES.

            An individual who is issued vested shares of Common Stock under the Stock Issuance Program will recognize ordinary income at the time of issuance equal to the fair market value of the issued shares. An individual who is issued unvested Common Stock may elect, through the filing of a Section 83(b) election under the Code, to include as ordinary income at the time of issuance an amount equal to the fair market value of the unvested shares. If the Section 83(b) election is made, the individual will not recognize any additional income as his or her interest in the issued shares subsequently vests. Should the individual not make the Section 83(b) election, then he or she will not recognize any taxable income at the time the unvested Common Stock is issued, but will have to report as ordinary income, for the taxable year in which his or her interest in such Common Stock vests, an amount equal to the fair market value of the shares at the time of vesting.

            A&B will be entitled to an income tax deduction equal to the ordinary income recognized by the participant in connection with the issued shares. Such deduction will be allowed in the taxable year of A&B in which such ordinary income is recognized by the optionee. However, such deduction will be subject to the $1 million limitation per covered individual on the deductibility of compensation paid to certain executive officers which is imposed under Section 162(m) of the Code.

      ACCOUNTING TREATMENT. Shares of Common Stock issued under the Stock Issuance Program will result in a direct charge to A&B's earnings equal to the fair market value of those shares on the issue date. The grant of options with an exercise price equal to 100% of the fair market value of the option shares on the grant date will not result in any direct charge to A&B's earnings. However, the fair value of those options is required to be disclosed in the notes to A&B's financial statements, and A&B also must disclose the pro-forma impact those options would have upon A&B's reported earnings if the fair value of those options at the time of grant were treated as a compensation expense. The number of outstanding options also is a factor in determining A&B's earnings per share on a diluted basis.

PROXY CARD

                              ALEXANDER & BALDWIN, INC.
                      822 Bishop Street, Honolulu, Hawaii 96813


              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 25, 2002
                    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



                  The undersigned hereby appoints W. A. Doane,
               W. A. Dods, Jr., and M. G. Shaw, and each of them, proxies with full power of substitution, to vote the shares of stock of Alexander & Baldwin, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 25, 2002, and at any adjournments or postponements thereof, on the matters set forth in the Notice of Meeting and Proxy Statement, as follows:

                    (continued and to be signed on reverse side)

______________________________________________________________________________
                                FOLD AND DETACH HERE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 BELOW.
                                         ---
                                                     Please mark your       X
                                                     votes as indicated
                                                     in this example


1. ELECTION OF DIRECTORS (Check one box only):  01 M. J. Chun, 02 L. E. Denlea,
                                                Jr., 03 W. A. Doane, 04 W. A.
                                                Dods, Jr., 05 C. G. King,
                                                06 C. R. McKissick, 07 C. B.
                                                Mulholland, 08 L. M. Sedway,
                                                09 M. G. Shaw, 10 C. M.
                                                Stockholm.

   FOR all nominees        __                   (To withhold authority to vote
   listed to the right:   |__|                  for any individual nominee,
                                                check the "FOR all nominees"
   WITHOUT AUTHORITY                            box to the left and write the
   to vote for all nominees listed to           name of the nominee for whom
   the right:              __                   you wish to withhold authority
                          |__|                  in the space provided below.)

   ____________________________________________________________________________

2. PROPOSAL TO ELECT DELOITTE & TOUCHE LLP as the auditors of the Corporation:

      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


3. PROPOSAL TO AMEND THE 1998 STOCK OPTION/
   STOCK INCENTIVE PLAN:


      FOR        AGAINST      ABSTAIN
       __          __           __
      |__|        |__|         |__|


4. In their discretion on such other matters as properly may come before the meeting or any adjournments or postponments thereof.



THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.


PLEASE SIGN EXACTLY AS NAME(S) APPEARS ABOVE

Signature____________________ Signature__________________ Date_________________


IMPORTANT: WHEN STOCK IS IN TWO OR MORE NAMES, ALL SHOULD SIGN. WHEN SIGNING AS EXECUTOR, TRUSTEE, GUARDIAN OR OFFICER OF A CORPORATION, GIVE TITLE AS SUCH.


______________________________________________________________________________
                            FOLD AND DETACH HERE



                        Vote by Internet or Telephone or Mail
                            24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to the annual meeting day.

Your telepnone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/alex

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Please sign and date your proxy card and return it in the enclosed postage-paid envelope.


                 If you vote your proxy by Internet or by telephone,
                    you do NOT need to mail back your proxy card.